ARTICLES OF INCORPORATION

OF

O.A.K. FINANCIAL CORPORATION

        The following Articles of Incorporation are executed by the undersigned for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended:

ARTICLE I

        The name of the corporation is O.A.K. Financial Corporation.

ARTICLE II

        The purpose, or purposes, for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

ARTICLE III

        The total authorized capital stock is 1,000,000 shares of a single class of common stock, par value $1.00 per share. Each such share shall be equal to every other such share.

ARTICLE IV

        The address of the initial registered office, which is the same as the mailing address, is 2445 - 84th Street S.W., Byron Center, Michigan 49315. The name of the initial resident agent is Willard J. Van Singel.

ARTICLE V

        When a compromise or arrangement, or a plan of reorganization of the Corporation, is proposed between the Corporation and its creditors, or any class of them, or between the Corporation and its shareholders, or any class of them, a court of equity jurisdiction within the state, on application of the Corporation, a creditor or shareholder thereof, or a receiver appointed for the Corporation, may order a meeting of the creditors, or class of creditors, or of the shareholders, or class of shareholders, to be affected by the proposed compromise, arrangement, or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders to be affected by the proposed compromise, arrangement, or reorganization, agree to a compromise or arrangement or to a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, and also on the Corporation.

ARTICLE VI

        No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for a breach of fiduciary duty as a director. However, this Article VI shall not eliminate or limit the liability of a director for any breach of duty, act or omission for which the elimination of liability is not permitted by the Michigan Business Corporation Act, as amended from time to time. No amendment, alteration, modification, repeal or adoption of any provision in these Articles of Incorporation inconsistent with this Article VI shall have any effect to increase the liability of any director of the Corporation with respect to any act or omission of such director occurring prior to such amendment, alteration, modification, repeal or adoption.

ARTICLE VII

        Directors and officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation, a subsidiary or otherwise in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of the Corporation or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of the Corporation. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to actions, suits or proceedings, whether arising from acts or omissions occurring before or after the adoption hereof, and to directors, officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, officers and other persons referred to in this Article. The right of indemnity provided pursuant to this Article shall not be exclusive and the Corporation may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification, rights which are broader than or otherwise different from those set forth in, or provided pursuant to, or in accordance with, this Article. Any amendment, alteration, modification, repeal or adoption of any provision in the Articles of Incorporation inconsistent with this Article VII shall not adversely affect any indemnification right or protection of a director or officer of the Corporation existing at the time of such amendment, alteration, modification, repeal or adoption.

ARTICLE VIII

BOARD OF DIRECTORS

        Section 1. Authority and Size of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation (exclusive of directors, if any, to be selected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of:

A. At lease eighty percent (80%) of the Board of Directors, and

B. A majority of the Continuing Directors (as hereinafter defined).

        Section 2. Classification of Board and Filling of Vacancies. Subject to applicable law, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the annual meeting of shareholders to be held in 1989 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the second class shall expire at the annual meeting of shareholders to be held in 1990 and until their respective successors are duly elected and qualified or their resignation or removal. The term of office of directors of the third class shall expire at the annual meeting of shareholders to be held in 1991 and until their respective successors are duly elected and qualified or their resignation or removal. Subject to the foregoing, at each annual meeting of shareholders, commencing at the annual meeting to be held in 1989, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified or their resignation or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors (as hereinafter defined) and an eighty percent (80%) majority of all of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, (i) the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders and vacancies created with respect to any directorship of the directors so elected may be filled in the manner specified by such Preferred Stock, and (ii) this Article VIII shall be deemed to be construed and/or modified so as to permit the full implementation of the terms and conditions relating to election of directors of any series of Preferred Stock that may be designated by the Board of Directors including a majority of the Continuing Directors.

        Section 3. Removal of Directors. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law or by these Articles of Incorporation or the Bylaws of the Corporation), any one or more directors of the Corporation may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of the Continuing Directors and at least eighty percent (80%) of the Board of Directors or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class.

        Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 3 shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

        Section 4. Certain Definitions. For the purposes of this Article VIII:

A. A “person” shall mean any individual, firm, corporation or other entity.

B. “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary or the Incorporator of the Corporation or any person who is or was the beneficial owner of ten percent (10%) or more of the Common Stock of Byron Center State Bank) who or which:

(i) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Stock; or

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C. A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E. “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1988.

F. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 4, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

G. “Continuing Director” means each member of the first Board of Directors of the Corporation (the “Board”) and any member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

        Section 5. Powers of Continuing Directors. A majority of the Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VIII, including without limitation (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person, and (iii) whether a person is an Affiliate or Associate of another; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article VIII.

        Section 6. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII of these Articles of Incorporation; provided, however, that the preceding provisions of this Section 6 shall not be applicable to any amendment to this Article VIII of these Articles of Incorporation, and such amendment shall require only such affirmative vote as is required by law and any other provisions of these Articles of Incorporation, if such amendment shall have been approved by a majority of the Continuing Directors.

ARTICLE IX

BOARD EVALUATION OF CERTAIN OFFERS

        Section 1. Matters to be Evaluated. The Board of Directors of this Corporation shall not approve, adopt or recommend any offer to any person or entity, other than the Corporation, to make a tender or exchange offer for any capital stock of the Corporation, to merge or consolidate the Corporation with any other entity or to purchase or otherwise acquire all or substantially all of the assets or business of the Corporation unless and until the Board of Directors shall have first evaluated the offer and determined that the offer would be in compliance with all applicable laws and that the offer is in the best interests of the Corporation and its shareholders. In connection with its evaluation as to compliance with laws, the Board of Directors may seek and rely upon an opinion of legal counsel independent from the offeror and it may test such compliance with the laws in any state or federal court or before any state or federal administrative agency which may have appropriate jurisdiction. In connection with its evaluation as to the best interests of the Corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant, including without limitation: (i) the adequacy and fairness of the consideration to be received by the Corporation and/or its shareholders under the offer considering historical trading prices of the Corporation’s stock, the price that might be achieved in a negotiated sale of the Corporation as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers and the future prospects for this Corporation and its business; (ii) the potential social and economic impact of the offer and its consummation on this Corporation, its employees, customers and vendors; and (iii) the potential social and economic impact of the offer and its consummation of the communities in which the Corporation and any subsidiaries operate or are located.

        Section 2. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with, this Article IX; provided, however, that this Article IX shall be of not force or effect if the proposed amendment, repeal or other action has been recommended for approval by at least eighty percent (80%) of all directors then holding office.

ARTICLE X

        The name and address of the Incorporator is: Willard J. Van Singel, 2445 - 84th Street S.W., Byron Center, Michigan 49315.

        IN WITNESS WHEREOF, the Incorporator of the corporation has executed these Articles of Incorporation on this 24th day of June , 1988.

/s/ Willard J. Van Singel —————————————— Willard J. Van Singel Incorporator

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION

        Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executed the following Certificate:

        1.     The present name of the corporation is:

O.A.K. Financial Corporation

        2.     The identification number assigned by the Bureau is: 467-551

        3.     The location of the registered office is:

2445 - 84th Street, S.W. Byron Center, MI 49315

        4.     The following amendment to the Articles of Incorporation was duly adopted on the 21st day of April, 1994. The amendment was duly adopted in accordance with Section 611(2) of the Act by the vote of the shareholders. The necessary votes were cast in favor of the amendment.

Article III of the Corporation’s Articles of Incorporation is hereby amended in its entirety to read as follows:

ARTICLE III

The total authorized capital stock is 2,000,000 shares of a single class of common stock, par value $1.00 per share. Each such share shall be equal to every other such share.

Signed this 5th day of February, 1997. By: /s/ Lois Smalligan ———————————— Lois Smalligan, Vice President

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION

        Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Certificate:

        1.        The present name of the corporation is:

O.A.K. Financial Corporation

        2.        The identification number assigned by the Bureau is: 467 551

        3.        The location of the registered office is:

2445 - 84th Street, S.W. Byron Center, MI 49315

        4.        The following amendments to the Articles of Incorporation were duly adopted on the 17th day of April, 1997. The amendments were duly adopted in accordance with Section 611(2) of the Act by the vote of the shareholders. The necessary votes were cast in favor of the amendments.

        A new Section 7 if added to Article VIII of the Corporation’s Articles of Incorporation and reads as follows:

        Section 7. Nominations for Board. Nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of such shareholder’s intent to do so has been given, either by personal delivery or by United States mail, postage prepaid, and received by the Corporation (a) with respect to an election to be held at an annual meeting of shareholders, not later than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting), regardless of any postponements, deferrals or adjournments of that meeting to a later date, and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the 10th day following the date on which notice of the special meeting was first mailed to the shareholders by the Corporation.

        Each shareholder’s notice of intent to make a nomination shall set forth: (i) the name(s) and address(es) of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder (a) is a holder of record of stock of the Corporation entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, as now in effect or hereafter modified; and (v) the consent of each nominee to serve as a director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the qualifications of such proposed nominee to serve as a director.

        No person shall be eligible for election as a director unless nominated (i) by a shareholder in accordance with the foregoing procedure, or (ii) by the Board of Directors.

        A new Article XI is added to the Corporation’s Articles of Incorporation and reads as follows:

ARTICLE XI

NOTIFICATION OF SHAREHOLDER PROPOSALS

        The Board of Directors of the Corporation shall submit for consideration and vote by the shareholders, at annual meetings of the shareholders, only those proposals that are first brought before the meeting by or at the direction of the Board of Directors, or by any shareholder entitled to vote at such meeting (a) who submits to the Corporation a timely Notice of Proposal in accordance with the requirements of this Article XI, and the proposal is a proper subject for action by shareholders under Michigan law, or (b) whose proposal is included in the Corporation’s proxy materials in compliance with all of the requirements set forth in the applicable rules and regulations of the Securities and Exchange Commission.

        Each shareholder’s Notice of Proposal shall set forth:

(a) The name and address of the shareholder submitting the proposal, as they appear on the Corporation’s books and records;

(b) A representation that the shareholder (i) is a holder of record of stock of the Corporation entitled to vote at such meeting, (ii) will continue to hold such stock through the date on which the meeting is held, and (iii) intends to appear in person or by proxy at the meeting to submit the proposal for shareholder vote; and

(c) A brief description of any financial or other interest of such shareholder in the proposal.

        A Notice of Proposal must be given, either by personal delivery or by United States mail, postage prepaid, and received by the Corporation not less than 60 days prior to the first anniversary of the preceding year’‘s annual meeting (or, if the date of the annual meeting is changed by more than 20 days from the anniversary date of the preceding year’s annual meeting, within 10 days after the date the Corporation mails or otherwise gives notice of the date of such meeting), regardless of any postponements, deferrals or adjournments of that meeting to a later date.

        The secretary of the Corporation shall notify a shareholder in writing whether his or her Notice of Proposal has been made in accordance with all the requirements of this Article XI. The chairman of the meeting may refuse to acknowledge the proposal of any shareholder not made in compliance with all such requirements.

Signed this 17th day of April, 1997. By: /s/ John A. Van Singel ——————————————— John A. Van Singel, President

Return to:
Donald L. Johnson
Varnum, Riddering, Schmidt & Howlett LLP
P.O. Box 352
Grand Rapids, MI 49501-0352

CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION

        Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Certificate:

        1.        The present name of the corporation is:

O.A.K. Financial Corporation

        2.        The identification number assigned by the Bureau is: 467-551

        3.        The location of the registered office is:

2445 - 84th Street, S.W. Byron Center, MI 49315

        4.        The following amendment to the Articles of Incorporation was duly adopted on the 16th day of April, 1998. The amendment was duly adopted in accordance with Section 611(2) of the Act by the vote of the shareholders. The necessary votes were cast in favor of the amendment.

Article III of the Corporation’s Articles of Incorporation is hereby amended in its entirety to read as follows:

ARTICLE III

The total authorized capital stock is 4,000,000 shares of a single class of common stock, par value $1.00 per share. Each such share shall be equal to every other such share.

Signed this 16th day of April, 1998. By: /s/ John A. Van Singel ———————————— John A. Van Singel, President

MICHIGAN DEPARTMENT OF LABOR AND ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES
(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name HARVEY KONING Address P.O. Box 352 City, State, Zip Code GRAND RAPIDS MI 49501-0352	EFFECTIVE DATE

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
(Please read information and instructions on the last page)

        Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is: O.A.K. FINANCIAL CORPORATION

2.	The identification number assigned by the Bureau is: 467551

3.	Article III of the Articles of Incorporation is hereby amended to read as follows:

ARTICLE III

        The total authorized capital stock is 4,500,000 shares, of which four million (4,000,000) shares shall be common stock, par value $1.00 per share, and five hundred thousand (500,000) shares shall be preferred stock, without par value.

The authorized shares of common stock of the par value of one dollar ($1.00) per share are all of one class with equal voting power, and each share shall be equal to every other such share.

        The shares of preferred stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by vote of a majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.

COMPLETE ONLY ONE OF THE FOLLOWING:

4.    Profit or Nonprofit Corporation: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.

The foregoing amendment to the Articles of Incorporation was duly adopted on the day of , , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this ____ day of ______, _______

———————————————————————— (Signature) ———————————————————————— (Type or Print Name) ———————————————————————— (Signature) ———————————————————————— (Type or Print Name)	———————————————————————— (Signature) ———————————————————————— (Type or Print Name) ———————————————————————— (Signature) ———————————————————————— (Type or Print Name)

5.	Profit Corporation Only: Shareholder or Board Approval

The foregoing amendment to the Articles of Incorporation was duly adopted on the 9th day of January , , by the: (check one of the following)

[X]	shareholders at a meeting in accordance with Section 611(3) of the Act.

[_]	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

[_]	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

[_]	board of a profit corporation pursuant to section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

Signed this 9th day of January, 2009

By                         /s/ Patrick K. Gill
—————————————————————
        (Signature of an authorized officer or agent)

                        PATRICK K. GILL
—————————————————————
(Type or Print Name)